PRIMARY BANK
          1995 STOCK OPTION PLAN FOR OUTSIDE DIRECTORS

1.  Purpose.
    The Purpose of the Primary Bank (the "Bank") 1995 Stock Option Plan for Outside Directors of the Bank and its affiliates, (the "1995 Directors' Option Plan" or the "Plan") is to promote the growth and profitability of the Bank by providing outside directors of the Bank and its affiliates with an additional incentive to achieve long-term objectives of the Bank and to attract and retain non-employee directors of outstanding competence by providing such outside directors with an opportunity to acquire an equity interest in the Bank.

2.  Grant Options
    (a) "Automatic Grants. Each individual member of the Board of Directors of the Bank (the "Board") or any of its affiliates not also serving as a full-time employee of the Bank or any of its affiliates (an "Outside Director") who is serving as a director on the fifth business day after the annual meeting of the shareholders of the Bank or a special meeting in lieu thereof, beginning with the 1995 Special Meeting in Lieu of an Annual Meeting of Shareholders, shall automatically be granted, on such day (the "Date of Grant"), a non-statutory stock option to purchase 500 shares of the common stock, par value $.01 per share, of the Bank ("Common Stock"), subject to adjustment as provided in Section 4 hereof. The purchase price per share of the Common Stock deliverable upon exercise of such options shall equal the Fair Market Value of the Common Stock on the Date of Grant as determined under Section 2 (c) hereof.

    If options for sufficient shares are not available under the 1995 Directors' Option Plan to fulfill the grant of options under
Section 2 (a) hereof to any Outside Director, and thereafter options become available, such Outside Director shall then receive options to purchase an amount of shares of Common Stock, determined by dividing pro rata among each Outside Director, options for the number of shares then available under the Plan, not to exceed options for 500 shares for each year in which a grant of options could not be made, subject to adjustment under
Section 4. In such case, the Date of Grant shall be the date on which options for such shares become available.

    (b) "Ineligibility. An option under the 1995 Directors' Option Plan shall not be granted to any Outside Director who at any previous time was a full-time employee of the Bank and in such capacity was eligible to receive any options to purchase Common Stock.

    (c)  "Fair Market Value.  For purposes of the 1995
Directors' Option Plan, when used in connection with Common Stock on a certain date, Fair Market Value means the average of the bid and ask prices of the Common Stock as reported by the National Association of Securities Dealers Automated Quotation System (as published by the Wall Street Journal, if published) on such date, or if the Common Stock was not traded on such date, on the next preceding day on which the Common Stock was traded thereon or the last previous date on which a sale was reported.

3.  Terms and Conditions.

    (a) "Optional Agreement. Each option shall be evidenced by a written option agreement between the Bank and the recipient specifying the number of shares of Common Stock that may be acquired through

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its exercise and containing such other terms and conditions which are not inconsistent with the terms of this Plan.

    (b)  "Vesting.  Each option granted pursuant to Section 2
(a) hereof shall vest on the following schedule:

         1. When the Fair Market Value of the Common Stock exceeds 150% of the Fair Market Value at the Date of Grant for a period of 30 consecutive business days, 50% of an option shall vest and become exercisable.

         2. When the Fair Market Value of the Common Stock exceeds 175% of the Fair Market Value at the Date of Grant for a period of 30 consecutive business days, an additional 25% of an option shall vest and become exercisable.

         3. When the Fair Market Value of the Common Stock exceeds 200% of the Fair Market Value at the Date of Grant for a period of 30 consecutive business days, the remaining 25% of an option shall vest and become exercisable.

         4. Regardless of the Fair Market Value of the Stock , all options shall vest an become exercisable nine years and six months following Date of Grant.

    Notwithstanding the above, in the event of a Change in Control, all options granted under the Plan shall become immediately vested and exercisable. For the purposes of this Plan, a "Change in Control" shall mean an event of a nature that:
(i) would be required to be reported in response to Item 1 (a) of the current report on Form F-3, as in effect on the date hereof, pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934 (the "Exchange Act"); or (ii) results in a Change in Control of the Bank within the meaning of the Change in Bank Control Act, as amended, and the Rules and Regulations promulgated by the Federal Deposit Insurance Corporation ("FDIC") at 12 C.F.R. Section 303.4 (a), as in effect on the date hereof; or (iii) without limitation such a Change in Control shall be deemed to have occurred at such time as (A) any "person" (as the term is used in Sections 13 (d) and 14 (d) of the Exchange Act), or group of persons acting in concert, is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange
Act), directly or indirectly, or any class of equity securities of the Bank representing 20% or more of a class of equity securities except for any securities purchased by the Bank's employee stock ownership plan and trust; or, (B) individuals who constitute the Board on the date hereof (the "Incumbent Board") cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the date hereof whose election was approved by a vote of al least three-quarters of the directors comprising the Incumbent Board, or whose nomination for election by the Bank's stockholders was approved by the same Nominating Committee serving under an Incumbent Board, shall be, for purposes of this clause (B), considered as though he were a member of the Incumbent Board; or
(C) a plan of reorganization, merger, consolidation, sale of all or substantially all the assets of the Bank or similar transaction occurs in which the Bank is not the resulting entity; or (D) a proxy statement shall be distributed soliciting proxies from stockholders of the Bank, by someone other than the current management of the Bank, seeking stockholder approval of a plan or similar transaction with one or more corporations as a result of which the outstanding shares of the class of securities then subject to such plan or transactions are exchanged or converted into cash or property or securities not issued by the Bank; or
(E) a tender offer is made for 20% or more of the voting securities of the Bank then outstanding.

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    (c)  "Manner of Exercise.  The option when exercisable may be exercised from time to time, in whole or in part, by delivering a written notice of exercise to the Chief Executive Officer of the Bank signed by the recipient. Such notice is irrevocable and must be accompanied by full payment of the exercise price in cash or shares of previously acquired Common Stock of the Bank at the Fair Market Value of such shares determined on the exercise date in the manner described in
Section 2 (c).

    (d) "Transferability. Each option granted hereby may be exercised only by the Outside Director to whom it is issued or, in the event of the Outside Director's death, his or her personal representative(s) or designee(s), heir(s) or devisee(s) pursuant to the terms of a designation of beneficiary form provided by such Outside Director to the Bank. In the event the Outside Director has failed to file a designation of beneficiary form, the estate of the Outside Director shall be deemed the beneficiary.

    (e) "Termination of Option. Each option shall expire under the earlier of (i) 10 years following the Date of Grant, or (ii) one year following the date on which the Outside Director ceases to serve in such capacity for any reason other than removal for Cause (as defined below). If the Outside Director dies before fully exercising any portion of an option then exercisable, such option may be exercised by such Outside Director's personal representative(s), heir(s) or devisee(s) at any time within the one-year period following his or her death; provided, however, that in no event shall the option be exercisable more than 10 years after its Date of Grant. If the Outside Director is removed for Cause, all options awarded to him or her shall expire upon such removal. Removal for Cause means the termination upon an intentional failure to perform stated duties or breach of a fiduciary duty involving personal dishonesty, which results in material loss to the Bank or one of its affiliates, or willful violation of any law, rule or regulation (other than traffic violations or similar offenses), which results in material loss to the Bank or one of its affiliates or final cease and desist order.

4.  Common Stock Subject to the 1995 Directors' Option Plan.

    The shares which shall be issued and delivered upon exercise of options granted under the 1995 Directors' Option Plan may be either authorized and unissued shares of Common Stock or authorized and issued shares of Common Stock held by the Bank as treasury stock. The number of shares of Common Stock reserved for issuance under the 1995 Directors' Option Plan is 35,000 shares of Common Stock, subject to adjustment pursuant to this
Section 4. Any shares of Common Stock subject to an option which for any reason either terminates unexercised or expires shall again be available for issuance under the 1995 Directors' Option Plan.

    In the event of any change or changes in the outstanding Common Stock by reason of any stock dividend or split, recapitalization, reorganization, merger, consolidation, spin-off, combination or any similar corporate change, or other increase or decrease in such shares effected without receipt or payment of consideration by the Bank, the number of shares of Common Stock which may be issued under this 1995 Directors' Option Plan, the number of shares of Common Stock subject to options granted under this 1995 Directors' Option Plan and the exercise price of such options, shall be automatically adjusted to prevent dilution or enlargement of the rights granted to the recipient under the Plan.

5.  Effective Date of the Plan; Shareholder Ratification.

    The Effective Date of the Plan shall be the date upon which the 1995 Directors' Option Plan is approved by the Board;
provided, however, that the Plan shall be subject to the approval of the

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shareholders of the Bank with applicable laws and regulations at an annual meeting of the Bank's shareholders or a special meeting in lieu thereof held within 12 months of the Effective Date.

6.  Termination of the Plan.

    The right to grant options under the 1995 Directors' Option Plan will terminate under the earlier of 10 years after the Effective Date of the Plan, or the issuance of 35,000 shares of Common Stock, subject to adjustment pursuant to Section 4 hereof. A vote of the Board is required to terminate the 1995 Directors' Option Plan; "provided, however, no such termination shall, without the consent of the affected recipient, affect such recipient's rights under a previously granted option.

7.  Amendment of the Plan.

    The 1995 Directors' Option Plan may be amended from time to time by the Board provided that Sections 2 and 3 hereof shall not be amended more than once every six months other than to comport with the Internal Review Code of 1986, as amended, or the Employee Retirement Income Security Act of 1974, as amended, or the rules thereunder. Except as provided in Section 9 hereof, rights and obligations under any option granted before an amendment shall not be altered or impaired by such amendment without the written consent of the optionee. If the 1995 Directors' Option Plan becomes qualified under 17 C.F.R. Section 240.16b-3 and an amendment would require shareholder approval under such regulation to retain the 1995 Directors' Option Plan's qualification, then subject to the discretion of the Board, such amendment shall be presented to shareholders for ratification.

8.  Applicable Law.

    The 1995 Directors' Option Plan will be administered in accordance with the laws of the State of New Hampshire.

9.  Compliance with Section 16.

    If this 1995 Directors' Option Plan is qualified under 17
C.F.R. Section 240.16b-3, transactions under this Plan are intended to comply with all applicable conditions of such regulation or its successors. To the extent any provisions of the 1995 Directors' Option Plan fail to so comply, such provisions shall be deemed null and void, to the extent permitted by law.

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